Exhibit 10.12

ATHEROS COMMUNICATIONS, INC.

EXEMPT EMPLOYEE LETTER AGREEMENT

October 9, 2001

Mr. Thomas Foster

1525 Webster Street

Palo Alto, CA 94301

Dear Mr. Foster:

On behalf of Atheros Communications, Inc., a Delaware corporation (the “Company”), I am pleased to extend you an offer to join the Company. This letter sets forth the basic terms and conditions of your employment with the Company. We would like you to begin your employment with the Company on or before November 5, 2001. This offer expires on Wednesday, October 10, 2001. By signing this letter, you will be agreeing to these terms. It is important that you understand clearly both what your benefits are and what is expected of you by the Company.

1.	Salary. You will be paid an annual base salary of $175,000, less regular payroll deductions, which covers all hours worked. Your annual target salary at 100% of quota is $325,000 (i.e. target commission of $150,000), less regular payroll deductions. During the first three months of your employment, you will be paid a guaranteed monthly salary of $27,083.33 (equivalent to the annual target salary divided by 12 months), less regular payroll deductions. Generally, your salary will be reviewed annually but the Company reserves the right to change your compensation from time to time on reasonable notice.

2.	Stock Option. You will receive an option to purchase 300,000 shares of the common stock of the Company. The option will vest as to 12/48ths of the shares on the first anniversary of your hire date and 1/48th of the shares each full month thereafter.

3.	Paid Vacation. You will receive 40 hours of paid vacation during the month of December 2001, in addition to the regular vacation accrual.

4.	Duties. Your job title will be Vice President of Sales. You will generally be responsible for the Company’s achieving its revenue targets. You may be assigned other duties as needed and your duties may change from time to time on reasonable notice, based on the needs of the Company and your skills, as determined by the Company.

As an exempt employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are required to follow office policies and procedures adopted from time to time by the Company and to take such general direction as you may be given from time to time by your superiors. The Company reserves the right to change these policies and procedures at any time. (Also see Adjustments and Changes in Employment Status). You are required to devote your full energies, efforts and abilities to your employment, unless The Company expressly agrees otherwise. You are not permitted to engage in any business activity that competes with the Company.

5.	Hours of Work. As an exempt employee, you are expected to work the number of hours required to get the job done. However, you are generally expected to be present during normal working hours of the Company. Normal working hours will be established by the Company and may be changed as needed to meet the needs of the business.

6.	Adjustments and Changes in Employment Status. You understand that the Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business.

7.	Proprietary Information Agreement. You will be required to sign and abide by the terms of the enclosed proprietary information agreement, which is incorporated into this agreement by reference as Exhibit A.

8.	Immigration Documentation. Please be advised that your employment is contingent on your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the Immigration and Naturalization Service’s employment verification requirements.

9.	Representation and Warranty of Employee. You represent and warrant to the Company that the performance of your duties will not violate any agreements with or trade secrets of any other person or entity.

10.	Employee Benefits. You will be eligible for paid vacation, sick leave and holidays. You will be provided with health insurance benefits and dental insurance benefits, as provided in our benefit plans. These benefits may change from time to time. You will be covered by workers’ compensation insurance and State Disability Insurance, as required by state law.

11.	Term of Employment. Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice.

In the event of a change of control (as described in Exhibit B) where your employment is terminated without cause or you terminate in connection with a constructive termination within 13 months following the change in control, you shall receive the following benefits or others designed to minimize any adverse tax impact to the Company under section 280G under the federal law; (a) six month’s Target Salary, and (b) accelerated vesting of the lesser of six month’s or 50% of all unvested options.

12.	Dispute Resolution Procedure. I agree that prior to my employment with the Company, I must sign and agree to the Arbitration Agreement attached as Exhibit B to this Agreement.

13.	Integrated Agreement. Please note that this Agreement, along with the attached Employee’s Proprietary Information and Inventions Agreement (Exhibit A) and the Arbitration Agreement (Exhibit B), supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This agreement cannot be changed unless in writing, signed by you and the Vice President of Administration and Controller.

14.	Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

We look forward to your joining our organization. In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records. If there is any matter in this letter which you wish to discuss further, please do not hesitate to speak to me.

Very truly yours,

ATHEROS COMMUNICATIONS, INC.

By:	/s/ David Torre
Title:	VP Administration & Controller

I agree to the terms of employment set forth in this Agreement.

/s/ Thomas Foster	10/22/01
Thomas Foster	Date

EXHIBIT A

EMPLOYEE’S PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

CHANGE OF CONTROL

For purposes of this Agreement, a “change of control” shall mean, (i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (iii) any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.

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